Exhibit 4.2

GUILDHALL MINERALS LTD.
320 – 1100 Melville Street
Vancouver, B.C. V6E 4A6
phone: (604) 688-3931; fax: (604) 688-2921

Nicoya Explorations Ltd.
6237 Nelson Avenue
West Vancouver, BC
V7W 2A2

EXTENSION AGREEMENT

We are parties to an Option Agreement dated February 20, 2007 (“Agreement”) pursuant to which you have optioned to this company British Columbia mineral claim “Bridge” – Tenure No. 374400 (“Claim”). Clauses 2 and 3 of the Agreement provide that Guildhall is to issue certain shares to you and expend minimum amounts of money on the Claim on or before various dates, the first of which was February 15, 2008. We acknowledge that we have not issued the shares to you, nor done the minimum required work on the Claim and we have mutually agreed to an extension of the deadline for the fulfillment of those obligations as hereinafter provided.

In consideration of the sum of $1,000 paid to you by Guildhall (the receipt of which you hereby acknowledge) we mutually agree that each of the dates contained in sub-clauses (c), (d) and (e) of Clause 2, and (b) and (c) of Clause 3, are extended by one year so that the first of such dates shall now hereafter be February 15, 2009.

DATED at Vancouver, BC effective March 20, 2008.

GUILDHALL MINERALS LTD.

Per:

AGREED:
NICOYA EXPLORATIONS LTD.

Per: